1st AMENDED & RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT OF APRIL 16, 2008 ("AMENDMENT") TO THAT CERTAIN EMPLOYMENT AGREEMENT, dated as of April 30, 2007, (the "Original Agreement") by and Between Green Screen Interactive Software, LLC (f/k/a Green Screen, LLC), a Delaware limited liability company with its offices at 575 Broadway, New York, New York 10012 (the "Company"), and Mark Seremet, an individual residing at 49 Indian Hill Road, Pound Ridge, NY 10576 ("Executive").

WHEREAS, the parties entered into the Original Agreement when the Company was a startup company;

WHEREAS, the Company is now in the early stages of operations and has refined its organizational structure and business plans all of which require the Original Agreement to be amended and restated in its entirety on the terms set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Executive's employment under the Original Agreement commenced on April 30, 2007 (the "Commencement Date") and will currently expire on April 30, 2011 (the "Employment Term"). Subject to earlier termination pursuant to Section 7 hereof, the Employment Term shall be automatically extended for additional terms of successive one (1) year periods unless the Company or Executive gives written notice to the other at least sixty (60) days prior to the expiration of the then current Employment Term of the termination of Executive's employment hereunder at the end of such current Employment Term.

2. Positions.

(a) Executive shall serve as the President of the Company but acknowledges that organizational reorganization is contemplated and that his role may be converted to that of a Vice President of a discrete operational area and that any such change shall not be considered a demotion or breach of this Agreement by the Company.

(b) The Executive shall report to the Chief Executive Officer of the Company. The Executive may be given such further reasonably related supervisory duties, powers and prerogatives as may be delegated to him from time to time by the Chief Executive Officer.

(c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to lecture, publish, manage his passive personal investments, and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, Executive shall not serve on any corporate board of directors if such service would be inconsistent with his fiduciary responsibilities to the Company. The Company specifically approves of Executive serving as a director of Qoop, Inc, Repliqa, LLC, and Serklin, Inc.

3. Base Salary. During the Employment Term and after the date of this Amendment, the Company shall pay Executive a base salary at the annual rate of not less than $250,000. Base salary shall be payable in each case in accordance with the usual payroll practices of the Company. Executive's Base Salary shall be subject to annual review by the Board in December of each year and may be increased above the minimum from time to time upon recommendation of the Compensation Committee. The base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Employment Agreement.

4. Bonus. Shall be $200,000 per annum, $100,000 based upon the Company's achievement of its operating plan, and $100,000 based upon other milestones to be determined by the Company's CEO. For 2008 targets are pre-set at aggregate raise of $25 million of equity with a bonus of $75,000 and $100,000 for the Company successfully achieving it operating plan as approved by its Board of Directors. $25,000 has been earned by the Executive for Quarter 1, 2008 for successfully completing financing/operating objectives.

5. Employee Benefits and Vacation.

(a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of the senior executives of the Company.

(b) During the Employment Term, the executive shall receive an auto allowance of Six Hundred ($600) dollars per month. To the extent permitted under applicable law, the Company shall not treat as compensation to Executive fringes and perquisites provided to Executive or the items under Section 6 below.

(c) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time but not less than four weeks paid vacation. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

6. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

7. Termination.

(a) The employment of Executive under this Employment Agreement shall terminate upon the occurrence of any of the following events:

(i) the death of Executive;

(ii) the termination of Executive's employment by the Company due to Executive's Disability pursuant to Section 7(b) hereof;

(iii) the termination of Executive's employment by Executive for Good Reason pursuant to Section 7(c) hereof;

(iv) the termination of Executive's employment by the Company without Cause;

(v) the termination of employment by Executive without Good Reason upon not less than thirty (30) days prior written notice;

(vi) the termination of employment by Executive, with or without Good Reason during the two year period commencing after the Change in Control as defined in Paragraph 11 below (such period being referred to herein as the "Change in Control Protection "Period");

(vii) the termination of Executive's employment by the Company for Cause pursuant to Section 7(e);

(b) Disability. If Executive is unable to carry out his material duties pursuant to this Employment Agreement for more than ninety (90) days during any twelve (12) month period by reason of any physical or mental impairment, or suffers any medically determined physical or mental impairment that can be expected to result in death or that can be expected to render the Executive incapable of performing his duties to the Company for ninety (90) days or more (a "Disability"), the Company may terminate Executive's employment for Disability, at any time, upon not less than thirty (30) days prior written notice (a "Notice of Disability Termination").

(c) Termination for Good Reason. A Termination for Good Reason means a termination by Executive by written notice given within thirty (30) days after he becomes aware of the occurrence of the Good Reason event. For purposes of this Employment Agreement, "Good Reason" shall mean any material breach by the Company of any provision of this Employment Agreement which goes uncured for a period of thirty (30) days after the Company receives a Notice of Termination for Good Reason.

(d) Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

(e) Cause. Subject to the notification provisions of Section 7(f) below, Executive's employment hereunder may be terminated by the Company for Cause. For purposes of this Employment Agreement, the term "Cause" shall be limited to:

(i)
the refusal of Executive to follow the proper written direction of the Chief Executive Officer, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board;

(ii)
failure by Executive to perform the material duties required of him hereunder (other than any such failure resulting from incapacity due to physical or mental illness) which goes uncured for a period of ten (10) days after a written demand for performance is delivered to Executive by the Chief Executive Officer;

(iii)	Executive being convicted of a felony (other than a felony involving a motor vehicle);

(iv)	any material breach of this Agreement by Executive that is not cured (if curable) within ten (10) days of the Notice of Termination for Cause; or

(v)	Executive's dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes).

(f) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 7(e) relied upon and shall set forth in reasonable detail the facts and circumstances that provide for a basis for Termination for Cause. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination.

8. Consequences of Termination of Employment.

(a) If Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Employment Agreement shall terminate as of the date of death without further obligations to Executive's legal representatives under this Employment Agreement except for:

(i)	any Base Salary or Bonus earned but not yet paid through the end of the month of Executive's death;

(ii)	any earned but unpaid Performance Bonus from a prior fiscal period;

(iii)
if at the end of the fiscal year in which the termination occurred, the targets of the Performance Bonus for such year have been achieved, then the product of (A) the Performance Bonus achieved, multiplied by (B) a fraction, the numerator of which is the number of days of said fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives;

(iv)
any accrued vacation pay payable pursuant to the Company's policies and any unreimbursed business expenses payable pursuant to Section 6 which amounts shall be promptly paid in a lump sum to Executive's estate;

(v)
there shall be full accelerated vesting of all outstanding options with the right to exercise such options continuing until the earlier of the (A) the option termination date set forth therein, or (B) the one (1) year anniversary of the date the Executive's employment terminated.

(b) Disability. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death.

(c) Termination by Executive for Good Reason or Termination by the Company without Cause. If the Executive's employment is terminated by (i) the Executive for Good Reason or (ii) the Company without Cause, the Executive shall be entitled to receive:

(i)	all of the benefits set forth in Section 8(a) above, plus

(ii)
(A) the sum of his Base Salary and the Bonus earned with respect to the Employment Year preceding the Employment Year in which his employment termination occurred multiplied by (B) 1.5 (the "Severance Benefit"). The Severance Benefit shall be payable over an eighteen month period commencing on the first payroll date following the termination of employment in equal installments on the Company's normal payroll dates during said eighteen month period, plus

(iii)
payment by the Company of the premiums for Executive and his dependents' health coverage for eighteen months under the Company's health plans which cover the senior executives of the Company or materially similar benefits. Payments under this subsection (iii) may at the discretion of the Company be made by continuing participation of Executive in the plan as a terminee, or by paying the applicable COBRA premium for Executive and his dependents, or by covering Executive and his dependents under substitute arrangements.

(d) Termination by the Company with Cause or Termination by the Executive without Good Reason. If Executive's employment hereunder is terminated (i) by the Company for Cause, or (ii) by Executive without Good Reason, Executive shall be entitled to receive only his Base Salary through the date of termination and any unreimbursed business expenses payable pursuant to Section 6.

(e) The Company's obligation to provide the any payments pursuant to Paragraph 8 hereof is expressly conditioned upon the Executives' execution and delivery to the Company of a release agreement, satisfactory to the Company, including, but not limited to:

(i)	An unconditional release of all rights to any claims, charges, complaints, grievances, known or unknown to the Executive, through the date of the Executive's termination from employment;

(ii)	A representation and warranty that the Executive has not filed or assigned any claims, charges, complaints, or grievances against the Company;

(iii)
An agreement not to use, disclose or make copies of any confidential information of the Company, as well as to return any such confidential information and property to the Company upon execution of such release;

(iv)	An agreement to maintain the confidentiality of the release;

(v)	A reaffirmation of his restrictive covenant; and

(vi)	An agreement to indemnify the Company, in the event that the Executive breaches any portion of such release.

9. No Mitigation. In the event of any termination of employment under Sections 7(b) through (d) inclusive, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Employment Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 8 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are inclusive, and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

10. Confidentiality/Noncompetition.

(a) The Company and Executive acknowledge and agree that the services to be provided by Executive pursuant to this Employment Agreement are unique and extraordinary and, as a result of such employment, Executive will be in possession of Confidential Information relating to the business practices of the Company. The term "Confidential Information" shall mean any and all information (verbal and written) relating to the Company or any of its affiliates, or any of their respective activities, other than general business practices not unique to Company but commonly practiced in the interactive entertainment industry and such information which can be shown by the Executive to be in the public domain or otherwise know to the public other than as a result of a breach of this Section 10, including but not limited to information relating to trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing, selling and servicing. Employee agrees that he will not, during or after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information of the Company acquired by Executive during his employment by Company.

(b) Executive agrees that he shall not, during the period of his employment and for one year thereafter, directly or indirectly take any action which constitutes an interference with or a disruption of any of the Company's business activities, including without limitation, solicitations of the Company's customers or employees. For purposes of clarification, but not of limitation, Executive acknowledges and agrees that the provisions of this Section 10 shall prohibit him from directly or indirectly hiring, offering to hire, enticing, soliciting or in any manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by a representative of the Company, including the Executive, to discontinue or alter his, her or its relationship with the Company.

(c) Executive agrees that he shall not, during the Employment Term and for a period of one (1) year thereafter directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any company or business, engage in any business activity which is directly or indirectly competitive with any of the products or services being developed, marketed, distributed, planned, sold or otherwise provided by the Company or its subsidiaries at such time. The ownership by the Executive of not more than one percent of the shares of stock of any corporation having a class of equity securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed, in and of itself, to violate the prohibitions of this paragraph. Notwithstanding the foregoing, in the event that Executive's employment is not renewed at the end of the Term by the Company, the one year period set forth above shall not apply unless the Company pays the Executive the sum of his Base Salary and the Bonus earned with respect to the Employment Year preceding the Employment Year in which the non-renewal occurred (the "Non-Renewal Benefit"). The Non-Renewal Benefit shall be payable over a twelve month period commencing on the first payroll date following the non-renewal of employment in equal installments on the Company's normal payroll dates during said twelve month period.

(d) The Executive recognizes that the Company would suffer irreparable damage if the Executive were to violate the provisions of this Section 10. In the event the Executive shall violate any of the terms or provisions of this Section 10, the Company shall have, in addition to any and all remedies of law, the right to seek and obtain, without bond or notice, ex parte or after a hearing, an injunction, specific performance or other equitable relief to prevent the violation of the Executive's obligations hereunder and in connection therewith shall be entitled to collect all reasonable costs and expenses of suit, including, but not limited to, attorneys' fees.

11. Change in Control.

For purposes of this Employment Agreement, the term "Change in Control" shall be deemed to have occurred on the earliest of the following dates:

(a) the date the owners of the Company (or the Board, if owner action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated; or

(b) the date the owners of the Company (or the Board, if owner action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company; or

(c) the date the owners of the Company (or the Board of Directors, if owner action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other company, other than, in either case, a merger or consolidation of the Company in which holders of Company's common equity immediately prior to the merger or consolidation will have at least a majority of the voting power of the surviving company's voting securities immediately after the merger or consolidation, which voting securities are to be held in the same proportion as such holders' ownership of the common equity of the Company immediately before the merger or consolidation; or

(d) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Company's common equity.

12. Miscellaneous.

(a) Governing Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

(b) Entire Agreement and Amendment. This Employment Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the date hereof and supersedes any prior agreements between the Company and Executive, including, but not limited to the Original Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Employment Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Employment Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Employment Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(d) Assignment. This Employment Agreement shall not be assignable by Executive.

(e) Successors; Binding Agreement; Third Party Beneficiaries. This Employment Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

(f) Communications. For the purpose of this Employment Agreement, notices and all other communications provided for in this Employment Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered by hand, or (ii) two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, or sent via reputable overnight courier addressed to the respective addresses set forth on the initial page of this Employment Agreement, provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

(g) Withholding Taxes. The Company may withhold from any and all amounts payable under this Employment Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

(i) Counterparts. This Employment Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j) Headings. The headings of the sections contained in this Employment Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Employment Agreement.

(k) Executive's Representation. Executive represents and warrants to the Company that there is no legal impediment to him performing his obligations under this Employment Agreement and neither entering into this Employment Agreement nor performing his contemplated service hereunder will violate any agreement to which he is a party or any other legal restriction. The Executive further represents and warrants that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company, and he will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

(l) BOTH PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRAIL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS EMPLOYMENT AGREEMENT OR ANY ANCILLARY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE EMPLOYER TO HIRE EXECUTIVE.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

GREEN SCREEN INTERACTIVE SOFTWARE, LLC

By:	/s/ Ron Chaimowitz
Title:Chief Executive Officer

/s/ Mark Seremet
Mark Seremet